PARTICIPATION AGREEMENT

                                      Among

                        THE OHIO NATIONAL LIFE INSURANCE COMPANY,

                            THE PRUDENTIAL SERIES FUND, INC.,

                       THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

                                       and

                      PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

      THIS AGREEMENT, made and entered into as of this 3rd day of January, 2000, by and among THE OHIO NATIONAL LIFE INSURANCE COMPANY (hereinafter "Ohio National"), an Ohio life insurance company, on its own behalf and on behalf of its Ohio National Variable Account A (the "Account"); THE PRUDENTIAL SERIES FUND, INC., an open-end management investment company organized under the laws of Maryland (hereinafter the "Fund"); THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (hereinafter the "Adviser"), a New Jersey mutual insurance company; and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (hereinafter the "Distributor"), a Delaware limited liability company.

      WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the "Variable Insurance Products") to be offered by insurance companies, including Ohio National, which have entered into participation agreements similar to this Agreement (hereinafter "Participating Insurance Companies"); and

      WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities and other assets; and


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      WHEREAS, the Fund has obtained an order from the Securities and Exchange
Commission (hereinafter the "SEC"), dated March 5, 1999 (File No. IC-23728), granting Participating insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the "1940 Act") and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans ("Qualified Plans") (hereinafter the `Mixed and Shared Funding Exemptive Order"); and

      WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolio(s) are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

      WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

      WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the "1934 Act") and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

      WHEREAS, Ohio National has registered certain variable annuity contracts supported wholly or partially by the Account (the "Contracts") under the 1933 Act and said Contracts are listed in Schedule A attached hereto and incorporated herein by reference, as such Schedule may be amended from time to time by mutual written agreement; and

      WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of Ohio National on August 1, 1969, under the insurance laws of the State of Ohio, to set aside and invest assets attributable to the Contracts; and


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

      WHEREAS, Ohio National has registered the Account as a unit investment trust under the 1940 Act and has registered the securities deemed to be issued by the Account under the 1933 Act; and

      WHEREAS, to the extent permitted by applicable insurance laws and regulations, Ohio National intends to purchase shares in the Portfolio(s) listed in Schedule B attached hereto and incorporated herein by reference, as such Schedule may be amended from time to time by mutual written agreement (the "Designated Portfolio(s)"), on behalf of the Account to fund the Contracts, and the Fund is authorized to sell such shares to unit investment trusts such as the Account at net asset value; and

      WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Account also intends to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the "Unaffiliated Funds") on behalf of the Account to fund the Contracts;

      NOW, THEREFORE, in consideration of their mutual promises, Ohio National, the Fund, the Distributor and the Adviser agree as follows:

ARTICLE I. Sale of Fund Shares.

      1.1. The Fund agrees to sell to Ohio National those shares of the Designated Portfolio(s) which the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Designated Portfolios. For purposes of this Section 1.1, Ohio National shall be the designee of the Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of any such order by 9:00 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Designated Portfolio calculates its net asset value pursuant to the rules of the SEC.

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

      1.2. The Fund agrees to make shares of the Designated Portfolio(s) available for purchase at the applicable net asset value per share by Ohio National and the Account on those days on which the Fund calculates its Designated Portfolio(s), net asset value pursuant to rules of the SEC, and the Fund shall calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to sell shares of any Designated Portfolio to any person, or suspend or terminate the offering of shares of any Designated Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Designated Portfolio.

      1.3. The Fund will not sell shares of the Designated Portfolio(s) to any other Participating Insurance Company separate account unless an agreement containing provisions the substance of which are the same as Sections 2.1 (except with respect to New Jersey law), 3.5, 3.6, 3.7, and Article VII of this Agreement is in effect to govern such sales.

      1.4. The Fund agrees to redeem for cash, on Ohio National's request, any full or fractional shares of the Fund held by Ohio National, executing such requests on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. Requests for redemption identified by Ohio National, or its agent, as being in connection with surrenders, annuitizations, or death benefits under the Contracts, upon prior written notice, may be executed within seven (7) calendar days after receipt by the Fund or its designee of the requests for redemption. This Section
1.4 may be amended, in writing, by the parties consistent with the requirements of the 1940 Act and interpretations thereof For purposes of this Section 1.4, Ohio National shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of any such request for redemption by 9:00 a.m. Eastern time on the next following Business Day.


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

      1.5. The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund's shares may be sold to other Participating Insurance Companies (subject to Section 1.3) and the cash value of the Contracts may be invested in other investment companies.

      1.6. Ohio National shall pay for Fund shares by 3:00 p.m. Eastern time on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase.

      1.7. The Fund shall pay and transmit the proceeds of redemptions of Fund shares by 11:00 a.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof Payment shall be in federal funds transmitted by wire and/or a credit for any shares purchased the same day as the redemption.

      1.8. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to Ohio National or the Account. Shares purchased from the Fund will be recorded in an appropriate title for the Account or the appropriate sub-account of the Account.

      1.9. The Fund shall furnish same day notice (by wire or telephone, followed by written confirmation) to Ohio National of any income, dividends or capital gain distributions payable on the Designated Portfolio(s)' shares. Ohio National hereby elects to receive all such income dividends and capital gain distributions as are payable on the Designated Portfolio shares in additional shares of that Designated Portfolio. Ohio National reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash. The Fund shall notify Ohio National by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

      1.10. The Fund shall make the net asset value per share for each Designated Portfolio available to Ohio National on each Business Day as soon as reasonably practical after the net


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asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:00 p.m. Eastern time. In the event of an error in the computation of a Designated Portfolio's net asset value per share ("NAV") or any dividend or capital gain distribution (each, a "pricing error), the Adviser or the Fund shall immediately notify Ohio National as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing in accordance with Article XI of this Agreement. A pricing error shall be corrected as follows: (a) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (b) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than 1/2 of 1% of the Designated Portfolio's NAV at the time of the error, then the Adviser shall reimburse the Designated Portfolio for any loss, after taking into consideration any positive effect of such error, however, no adjustments to Contract owner accounts need be made; and (c) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than 1/2 of 1% of the Designated Portfolio's NAV at the time of the error, then the Adviser shall reimburse the Designated Portfolio for any loss (without taking into consideration any positive effect of such error) and shall reimburse Ohio National for the costs of adjustments made to correct Contractowner accounts in accordance with the provisions of Schedule D. If an adjustment is necessary to correct a material error which has caused Contractowners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Contractowners will be adjusted and the amount of any underpayments shall be credited by the Adviser to Ohio National for crediting of such amounts to the applicable Contractowners accounts. Upon notification by the Adviser of any overpayment due to a material error, Ohio National shall promptly remit to Adviser any overpayment that has not been paid to Contractowners. In no event shall Ohio National be liable to Contractowners for any such adjustments or underpayment amounts. A pricing error within categories (b) or (c) above shall be deemed to be "materially incorrect" or constitute a "material error" for purposes of this Agreement.

      The standards set forth in this Section 1.10 are based on the Parties' understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties


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shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all Parties.

ARTICLE II. Representations and Warranties

      2.1. Ohio National represents and warrants that the Contracts and the securities deemed to be issued by the Account under the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. Ohio National further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under Section 3907.15, Ohio Revised Code, and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law.

      2.2. The Fund represents and warrants that Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares.

      2.3. The Fund reserves the right to adopt a plan pursuant to Rule 12b-13 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. In any event, the Fund and Adviser agree to comply with applicable provisions and SEC staff interpretations of the 1940 Act to assure that the investment advisory or management fees paid to the Adviser by the Fund are in accordance with the requirements of the 1940 Act. To the extent that the Fund decides to finance distribution